Exhibit 10-q-8

ROCKWELL COLLINS, INC.

PERFORMANCE SHARE AGREEMENT

November __, 20__

We are pleased to confirm that, as a key employee of Rockwell Collins, Inc. or one of its subsidiaries (collectively, “Rockwell Collins” or the “Company”), you have been granted performance shares denominated in shares of the Company’s common stock. You have been granted the number of target shares set forth in the letter to you from Clayton M. Jones dated November __, 20__ (the “Performance Shares”) pursuant to this agreement (this “Agreement”) and under the Rockwell Collins 2006 Long-Term Incentives Plan, as amended (the “Plan”).

Any payout of your Performance Shares will be based on the Company’s achievement of its Cumulative Sales goal and its Return on Salesgoal, each measured over the Company’s ___through ____fiscal years [covering three fiscal years] (the “Performance Period”). These goals are set forth in Exhibit A attached hereto. The payout, if any, will be subject to further adjustment based upon the Company’s Total Shareowner Return (TSR) percentile relative to a peer group, as specified below. The terms and conditions of these Performance Shares are as set forth below.

          1. Confirmation of Award. This Agreement, together with the letter to you from Clayton M. Jones dated November __, 20__, confirms your award in accordance with the terms as set forth herein.

          2. Amount Payable Pursuant to Awards. Subject to the provisions of this Agreement, the shares of the Company’s common stock (“Common Stock”), if any, payable to you pursuant to your Performance Shares shall be calculated as follows:

     (a) Determine the percentage, which can range from 0-80%, attributable to the Company’s achievement of its Cumulative Sales goal over the Performance Period as set forth on Exhibit A attached hereto (the “Cumulative Sales Percentage”). If the Cumulative Sales results that are achieved fall between the performance levels specified in Exhibit A, the percentage will be interpolated consistent with the range in which the Cumulative Sales falls as conclusively determined by the committee of the Board of Directors of the Company administering the Plan (which committee is herein called the “Committee” and which, on the date hereof, is the Compensation Committee). Fractional percentages will be rounded to the nearest whole number.

     (b) Determine the percentage, which can range from 0-120%, attributable to the Company’s achievement of its Return on Sales goal over the Performance Period as set forth on Exhibit A attached hereto (the “Return on Sales Percentage”). If the Return on Sales results that are achieved fall between the performance levels specified in Exhibit A, the percentage will be interpolated consistent with the manner described above in 2(a). Fractional percentages will be rounded to the nearest whole number.

     (c) Determine the TSR percentage, which can range between 80-120%, attributable to the Company’s TSR (as determined pursuant to Section 3) percentile performance relative to the peers as set forth on Exhibit A attached hereto (the “TSR Percentage”).

     (d) Add the Cumulative Sales Percentage to the Return on Sales Percentage and multiply this sum by the TSR Percentage (such result, the “Final Award Percentage”).

     (e) To determine the number of Performance Shares, if any, that are payable, multiply the Final Award Percentage by the target shares specified in Mr. Jones’ letter to you dated November __, 20__.

          Subject to the provisions of this Agreement, the amount payable to you pursuant to the Performance Shares with respect to the Performance Period shall be paid in shares of Common Stock, less shares to be withheld for taxes as described below in Section 16, as soon as practicable after the end of the Performance Period and after receipt of the accountant’s letter for the Performance Period pursuant to Section 13, and in any event within the calendar year within which the Performance Period ends. The Performance Shares represent the Company’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Agreement and the Plan. You have no rights under the Performance Shares or this Agreement other than the rights of a general unsecured creditor of the Company. Until the distribution of any Common Stock after vesting is evidenced in book entry form at the transfer agent, is placed into a brokerage account or a stock certificate is issued, you shall not have, with respect to the Performance Shares, rights to vote or receive dividends or any other rights as a shareowner.

          3. Definitions and Determination of Financial Performance. “Cumulative Sales” means, for the Performance Period, the total sales as reported by the Company in its audited financial statements. “Return on Sales” means, for the Performance Period, the rate determined by dividing net income by sales. Both net income and sales will be the three year cumulative values as reported in the Company’s audited financial statements after adjusting for extraordinary income and expense items.

          If a divestiture occurs during the Performance Period, adjustments will be made as follows:

          (1) the Company’s annual sales and net income in each year of the Performance Period will include (without duplication) an amount equal to the divested business’ sales and net income (loss) in the full twelve month period completed immediately prior to the month in which the closing date of the divestiture occurs; and

          (2) the gain or loss on divestiture shall be excluded from net income for the Performance Period.

          If an acquisition occurs during the Performance Period, and the acquired business’ sales are less than 10% of the Company’s sales as reported over the Company’s last full four fiscal quarters, adjustments for each such acquisition will be made as follows:

          (1) the Company’s sales and net income in the fiscal year during the Performance Period in which the acquisition closes will exclude the acquired business’ sales and net income (loss) results for the period of such fiscal year following the acquisition’s closing date;

          (2) the Company’s sales in each fiscal year during the Performance Period subsequent to the year in which the acquisition closes will be reduced by an amount equal to the acquired business’ sales results for the full twelve month period ending with the Company’s first fiscal year end that occurs after the date of the acquisition;

          (3) the Company’s net income in each fiscal year during the Performance Period subsequent to the year in which the acquisition closes will exclude an amount equal the net income (loss) of the acquired business in the full twelve month period ending prior to the acquisition’s closing date (as reflected in the base case scenario included in the Company’s final decision point review process for the acquisition); and

          (4) the “fair value” expenses of an acquisition will be adjusted for purposes of calculating net income, including an addition to net income to offset the amortization of acquired intangibles and an addition to net income to offset for the lost opportunity to earn interest on invested funds (equal to the imputed interest on the net cost of the acquisition over the period of Performance Period following the closing date of the acquisition, calculated using the average annual U.S. overnight LIBOR during that period).

The Committee reserves its discretion pursuant to Section 10 below to make necessary or appropriate adjustments to the definitions and measures or otherwise for acquisitions, divestitures and other matters referenced in Section 10.

     TSR is measured by adding (i) the total stock price growth for the Performance Period, measured by comparing the average stock price during October 20__ [in the first year of the Performance Period] to the average stock price during September 20__ [in the last year of the Performance Period], and (ii) dividends paid, measured as if reinvested in stock at the payment date. In the event of substantial changes causing an inability to calculate TSR for one or more of the peer companies listed on the attached Exhibit A (or in the event of spinoffs or similar transactions causing a peer company to split into two or more peer companies), the list of peer companies shall be adjusted accordingly to take such events into account.

     In connection with the receipt of the accountant's letter for the Performance Period pursuant to Section 13, the Committee shall determine the Cumulative Sales, Return on Sales, the TSR results and percentile ranking and the Final Award Percentage for the Performance Period after taking into account any adjustment as contemplated in Section 10.

          4. Payment of Performance Shares Denominated in Shares of Common Stock. The Performance Shares denominated in shares of Common Stock are payable in shares of the Company’s Common Stock; provided, however, that the Committee may, in its sole discretion, make a cash payment equal to the Fair Market Value of shares of Common Stock otherwise required to be issued. The Company may issue shares of Common Stock in book entry form in connection with the payout of Performance Shares. In lieu of fractional shares the Company may determine, in its sole discretion, to pay cash or to round such shares to the closest whole number. The future value of the shares of Common Stock underlying the Performance Shares is unknown and cannot be predicted with certainty.

          5. Transferability of Award. The Performance Shares shall not be transferable by you except by will or by the laws of descent and distribution.

          6. Termination of Employment for Death, Disability or Retirement. If your employment by the Company terminates during the Performance Period by reason of your death, disability or retirement (defined as you are age 55 or older at time of termination), you will continue to be eligible to receive a payment, if any, that would otherwise be payable pursuant to Section 2, but any such amount shall be pro-rated for the portion of the Performance Period that elapsed prior to this termination of employment and shall be paid at the time such amount would otherwise be payable as specified in Section 2. Disability shall be defined for purposes of this Agreement as a disability for a continuous period of at least six months under the Company’s long-term disability plan during the period of your continuous service as an employee of the Company.

          7. Termination of Employment for Other Reasons. Except as otherwise provided in Sections 9 through 12, if your employment by the Company terminates during the Performance Period other than by reason of your death, disability, or retirement (as defined above), you will not be entitled to any payment pursuant to Section 2 with respect to the Performance Period.

          8. Forfeiture of Award for Detrimental Activity. If you engage in detrimental activity (as defined in this Section 8) at any time (whether before or after termination of your employment), you will not be entitled to any payment hereunder and you will forfeit all rights with respect to the Performance Shares under this Agreement. For purposes of this Section 8, "detrimental activity" shall mean willful, reckless or grossly negligent activity that is determined by the Committee to be detrimental to or destructive of the business or property of the Company. Any such determination of the Committee shall be final and binding for all purposes. Notwithstanding the foregoing, no payment hereunder shall be forfeited or become not payable by virtue of this Section 8 on or after the date of a Change of Control (as defined in the Plan) unless the “Cause” standard set forth in Section 11(b) is satisfied.

          9. Transfer of Employment; Leave of Absence. Except as otherwise required by Internal Revenue Code Section 409A, for the purposes of this Agreement, (a) a transfer of your employment from the Company to a subsidiary or vice versa, or from one subsidiary of the Company to another, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, you shall be deemed to have remained in the employ of the Company or a subsidiary of the Company during such leave of absence. If your level of employment changes, the Company may adjust your target payment hereunder to pro rate the portion of the Performance Period that elapses (i) prior to the change in employment status at the old target payment level and (ii) after the change at the new target payment level, if any. Any promotion to the ranks of “Designated Senior Executive” requires Committee action to adjust the target payment hereunder. If you are entitled to payment under this Agreement upon a termination of employment, Section 409A's definition of "separation of service," including its rules on leaves of absences, will be used to determine the date on which you actually terminate employment.

          10. Adjustments. (a) In addition to the adjustments provided for in Section 3 of this Agreement, adjustments (which may be increases or decreases) may be made by the Committee in the Cumulative Sales and Return on Sales as well as in the TSR and list of peer companies, to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company or peer companies, provided that no adjustment shall be made which would result in an increase in your compensation if your compensation is subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision, for the year with respect to which the adjustment occurs.

          (b) In the event of any change in or affecting the outstanding shares of Common Stock of the Company by reason of a stock dividend or split, merger or consolidation, or various other events, adjustments will be made as appropriate in connection with the Performance Shares as contemplated in the Plan.

          (c) Subject to the provisions of Section 11, the determination of the Committee as to the terms of any adjustment made pursuant to this Section 10 shall be binding and conclusive upon you and any other person or persons who are at any time entitled to receipt of any payment pursuant to the award.

          11. Change of Control. (a) Notwithstanding any other provision of this Agreement to the contrary, in the event that during the Performance Period your employment is terminated on or after a Change of Control (as defined in the Plan) (i) by the Company other than for Cause (as defined in Section 11(b)) or (ii) by you for Good Reason (as defined in Section 11(c)), your award shall become nonforfeitable and shall be paid out on the date of your “separation from service” within the meaning of Section 409A, as if the Performance Period hereunder had been completed or satisfied and as if the Final Award Percentage for the Performance Period enabled a payment to you pursuant to Section 2 of the amount that is equal to your target performance shares for the Performance Period multiplied by the average actual percentage payout for the Company’s long-term incentive performance shares for the prior three completed performance periods, not to exceed the maximum allowed in the cycle being paid.

          (b) For purposes of Sections 8 and 11(a), termination for "Cause" shall mean:

          (i) your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that you have not substantially performed your duties, or

          (ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

          For purposes of this provision, no act or failure to act, on the part of you, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at the meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

          (c) For purposes of this Agreement, "Good Reason" shall mean:

          (i) the assignment to you of any duties inconsistent in any material respect with your most significant position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

          (ii) requiring you to be based at any office or location other than the location where you were employed immediately preceding the Change of Control unless any office or location is less than 35 miles from such location, or if the distance from the new location to your residence is less than the distance from the old location to the residence;

          (iii) any failure by the Company to maintain your compensation at a level consistent with that generally in effect prior to any Change of Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

          (iv) any purported termination by the Company of your employment otherwise than as expressly permitted by this Agreement; or

          (v) any failure by the Company to comply with and satisfy Section 19(b) of this Agreement.

          For purposes of this Section 11(c), any good faith determination of "Good Reason" made by you shall be conclusive.

          (d) Notwithstanding anything to the contrary in this Agreement (except to the extent that Section 11(a) provides for an earlier payment upon a termination of employment), if a Change of Control occurs during the Performance Period, the payment date for your Performance Shares will be deemed to be November 20___ [after completion of the third fiscal year of the Performance Period].

          12. Divestiture. In the event that your principal employer is a subsidiary of the Company, it is possible that your principal employer may cease to be a subsidiary of the Company during the Performance Period and that your employment with the Company terminates as a result (the date of such cessation is herein called the Divestiture Date). If your Performance Shares are nonforfeitable at the time of the Divestiture Date and the divestiture of your principal employer at that time constitutes a "change in control event" that meets the requirements of Section 409A, then your Performance Shares shall become nonforfeitable (to the extent not already nonforfeitable) and shall be paid out on the Divestiture Date as if the Performance Period hereunder had been completed or satisfied and as if the Final Award Percentage enabled a payment to you pursuant to Section 2 of the amount that is equal to your target performance shares for the Performance Period multiplied by the average actual percentage payout for the Company’s long-term incentive performance shares for the prior three completed performance periods, not to exceed the maximum allowed in the cycle being paid. If the divestiture of your principal employer at that time does not meet the requirements of a "change in control event" under Section 409A, then your Performance Shares shall become nonforfeitable (to the extent not already nonforfeitable) on the Divestiture Date and shall be paid out in November 20__ [after the completion of the third fiscal year of the Performance Period]consistent with the payout amount approved by the Compensation Committee at its November 20__ meeting [after the completion of the third fiscal year of the Performance Period].

          13. Accountant's Letter. As soon as practicable after the end of the Performance Period, the Committee shall obtain a letter or other communication from the Company’s Senior Vice President and Chief Financial Officer or the Vice President, Finance and Controller, or one of their successors or designees, to the effect that such person has reviewed the determination for the Performance Period of the Cumulative Sales, Return on Sales, TSR results and percentile ranking of the Company, as well as the Final Award Percentage, and that in such person’s opinion such determinations have been made in accordance with Section 3.

          14. Employment Rights. You shall not have any rights of continued employment with the Company as a result of the Performance Shares, other than the payment rights expressly contemplated herein.

          15. Section 409A.

          (a) Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation that any amount payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to such amount.

          (b) To the extent that any amount payable under this Agreement is paid upon a “separation from service” (within the meaning of Section 409A) to a “specified employee” (within the meaning of Section 409A), then such amount will not be paid during the six (6) month period following such separation from service, but will be paid within ten business days following such period.

          16. Tax Withholding. Upon any payment to you of cash and/or Common Stock of the Company hereunder, Federal income and other tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by you. The Company will withhold such required amounts from your payments, unless the Company has made other arrangements with you for you to promptly remit an amount sufficient to pay such withholding taxes. If shares are withheld to satisfy taxes, the Company shall withhold only the amount of shares necessary to satisfy the minimum withholding amount or such other amount determined by the Company that does not result in negative accounting consequences for the Company.

          You acknowledge and agree that you are solely responsible for any and all taxes that may be assessed by any taxing authority in the United States or any other jurisdiction arising in any way out of or related to this award and that neither the Company nor any Company subsidiary is liable for any such assessments.

          17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares awarded hereunder or future Performance Shares by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

          18. Governing Law; Severability. This Agreement and the awards provided for hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

          19. Successors. (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          20. Administration. Consistent with Section 8 of the Plan, the Committee shall interpret and administer the Plan, this Agreement and the Performance Shares. The actions and determinations of the Committee on all matters relating to the Plan, this Agreement and the Performance Shares will be final and conclusive.

          21. Entire Agreement. This Agreement and the other terms applicable to Performance Shares granted under the Plan embody the entire agreement and understanding between the Company and you with respect to the Performance Shares, and there are no representations, promises, covenants, agreements or understandings with respect to the Performance Shares other than those expressly set forth in this Agreement and the Plan. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, a copy of which may be obtained from the office of the Secretary of the Company.

Sincerely yours,

ROCKWELL COLLINS, INC.

Gary R. Chadick
Senior Vice President,
General Counsel and Secretary

Rockwell Collins, Inc.
400 Collins Road NE, M/S 124-323
Cedar Rapids, IA 52498-0001

Dated: November __, 20__

Exhibit A

FY20__-20__ [covering three fiscal years] Long-Term Incentives

	Cumulative Sales		Return On Sales
					Total
Performance Level	Goal ($B)	Payout %	Goal	Payout %	Payout %

Maximum	$	80%	%	120%	200%

Target	$	40%	%	60%	100%

Minimum	$	0%	%	0%	0%

Weighting	40%		60%

Rockwell Collins Relative TSR Performance*	Total Shareowner Return Modifier
≥ 80th percentile	120%
≥ 65th - < 80th percentile	110%
≥ 40th - < 65th percentile	100%
≥ 20th - < 40th percentile	90%
< 20th percentile	80%

Peer Companies

[List of peers applicable to Agreement]

The peer companies are subject to adjustment as described in this Agreement.